EXHIBIT 99.1

Company Contact:

Michael Anthofer

EVP and CFO

408-321-6711

Moriah Shilton

Investor Relations

408-321-6713

Tessera Extends Agreement with Motorola

SAN JOSE, Calif. – Jan. 5, 2009 - Tessera Technologies, Inc. (Nasdaq: TSRA), today announced that Motorola, Inc. has extended its option agreement with Tessera that enables Motorola to enter into a pre-negotiated license agreement with Tessera and settle all outstanding litigation between the companies. The option now runs through mid-February 2009. Other detailed terms of the agreements, including option fees, license fees and license royalties, are confidential.

Motorola is one of the respondents in Tessera’s ongoing U.S. International Trade Commission (ITC) Investigation 337-TA-605 (Wireless ITC action). On Dec. 1, 2008, the Administrative Law Judge (ALJ) issued an Initial Determination in this matter. Tessera and all respondents subsequently filed petitions asking the ITC Commissioners to review various aspects of the Initial Determination. Tessera is asking the Commissioners to review and overturn the ALJ’s determination of non-infringement.

Under the current schedule, the ITC will announce by Jan. 30, 2009 if the Commissioners will review the Initial Determination. If they decide to review, the Commissioners can affirm, modify or reverse the Initial Determination, in whole or in part. The ITC is currently scheduled to issue a Final Determination in the Wireless ITC action by April 3, 2009.

Public versions of the petitions and associated responses filed by the parties are made available by the ITC on its website, www.usitc.gov.

About Tessera

Tessera is a leading provider of miniaturization technologies for the electronics industry. The company licenses its innovations, as well as delivers products based on these innovations to promote the development of the supply chain infrastructure, thus enabling manufacturers to get the right product to market, at the right time. Tessera is headquartered in San Jose, California. For information call 1.408.321.6000 or go to www.tessera.com.

Safe Harbor Statement

This press release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ significantly from those projected, particularly with respect to any agreements between Tessera and Motorola, procedural schedules, and the actions of the ITC. Material factors that may cause results to differ from the statements made include delays, setbacks or losses relating to our intellectual property or intellectual property litigations, or any invalidation or limitation of our key patents; fluctuations in our operating results due to the timing of new license agreements and royalties, or due to legal costs; changes in patent laws, regulation or enforcement, or other factors that might affect our ability to protect our intellectual property; the risk of a decline in demand for semiconductor products; failure by the industry to adopt our technologies; competing technologies; the future expiration of our patents; the future expiration of our license agreements and the cessation of related royalty income; the failure or refusal of licensees to pay royalties; failure to achieve the growth prospects and synergies expected from acquisition transactions; and delays and challenges associated with integrating acquired companies with our existing businesses. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. Tessera’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2007 and its Quarterly Report on Form 10-Q for the quarter ended Sept. 30, 2008, include more information about factors that could affect the company’s financial results.

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Tessera and the Tessera logo are trademarks or registered trademarks of Tessera Inc. or its affiliated companies in the United States and other countries. All other company, brand and product names may be trademarks or registered trademarks of their respective companies.